Exhibit 10.1

Execution Version

SUPPORT AND EXCHANGE AGREEMENT

This Exchange Agreement (together with the exhibits, annexes and schedules attached hereto, this “Agreement”), dated as of February 25, 2020, is by and among (x) Mallinckrodt International Finance S.A., a société anonyme existing under the laws of Luxembourg (“MIFSA”), Mallinckrodt CB LLC, a Delaware limited liability company (“U.S. Co-Issuer” and, together with MIFSA, the “Issuers”), and Mallinckrodt plc, a public limited company incorporated in Ireland and the ultimate parent entity of the Issuers (“Mallinckrodt Parent” and, together with the Issuers, the “Mallinckrodt Parties”) and (y) each undersigned holder (each, a “Noteholder Party”, and collectively, the “Noteholder Parties”) of certain 5.750% Senior Notes due 2022 (the “Existing 5.750% 2022 Notes”) and 5.625% Senior Notes due 2023 (the “Existing 5.625% 2023 Notes” and together with the Existing 5.750% 2022 Notes, the “Existing Notes”), in each case issued by MIFSA and U.S. Co-Issuer, under those certain indentures governing the Existing Notes (collectively, the “Indentures”). The Mallinckrodt Parties and the Noteholder Parties are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the Issuers shall commence (a) an offer to exchange (the “2022 Exchange Offer”) any and all of the Existing 5.750% 2022 Notes for certain newly issued notes of the Issuers (the “New Notes”) in accordance with the terms and conditions set forth in the term sheet attached as Exhibit A hereto (the “Term Sheet”) and (b) a solicitation of consents (the “Consents”) from holders of Existing 5.750% 2022 Notes to certain amendments to eliminate or waive substantially all of the restrictive covenants contained in the Existing 5.750% 2022 Notes and the applicable Indenture, and eliminate certain events of default, modify covenants regarding mergers and the transfer of assets, and modify and eliminate certain other provisions, including covenants regarding future guarantors and certain provisions relating to defeasance (the “Proposed Amendments” and such solicitation of Consents, the “2022 Consent Solicitation”), in each case pursuant to an offering memorandum to be prepared by the Issuers in accordance with Section 7(a) (the “Offering Memorandum”);

WHEREAS, subject to the terms and conditions of this Agreement, (a) each Noteholder Party shall tender in the 2022 Exchange Offer all of the Existing 5.750% 2022 Notes beneficially owned by such Noteholder Party (or for which such Noteholder Party acts as discretionary investment manager, advisor or sub-advisor with authority to bind a beneficial owner of Existing 5.750% 2022 Notes), including Existing 5.750% 2022 Notes held through a custodial account beneficially owned by such Noteholder Party and (b) if the aggregate principal amount of New Notes issued pursuant to the 2022 Exchange Offer is less than $610,304,000 (the “Exchange Cap”), each Noteholder Party shall exchange Existing 5.625% 2023 Notes beneficially owned by such Noteholder Party (or for which such Noteholder Party acts as discretionary investment manager, advisor or sub-advisor with authority to bind a beneficial owner of Existing 5.625% 2023 Notes), including Existing 5.625% 2023 Notes held through a custodial account beneficially owned by such Noteholder Party, for such Noteholder Party’s Allocated Portion (as defined below) of New Notes pursuant to a transaction separate from the 2022 Exchange Offer (the “2023 Exchange”); and

WHEREAS, concurrently with the execution hereof, the Noteholder Parties, together with certain other parties, are entering into an amendment to that certain Credit Agreement, dated March 19, 2014 among Mallinckrodt, Mallinckrodt International Finance S.A., Mallinckrodt CB LLC, the lenders party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent, in order to, among other things, provide for $800,000,000 in aggregate principal amount of additional term loans thereunder (the “New Term Loans”), certain of which funds are intended to be used in order to redeem all of the outstanding 4.875% Senior Notes due 2020 issued by the Issuers (the “Existing 4.875% 2020 Notes”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

Section 1.    Definitions. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to such terms in the Term Sheet.

Section 2.    Representations and Warranties of the Noteholder Parties. Each Noteholder Party hereby represents and warrants, severally and not jointly, to the Mallinckrodt Parties that the following statements are true and correct as of the date hereof:

(a)    Such Noteholder Party has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Noteholder Party and the performance of its obligations hereunder have been duly authorized by all necessary corporate or similar action on the part of such Noteholder Party.

(b)    This Agreement has been duly and validly executed and delivered by such Noteholder Party. This Agreement constitutes the valid and binding obligation of such Noteholder Party, enforceable against such Noteholder Party in accordance with its terms, except as may be limited by (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery and performance of this Agreement by such Noteholder Party, and such Noteholder Party’s compliance with the provisions hereof, will not (with or without notice or lapse of time, or both): (i) violate any provision of such Noteholder Party’s organizational or governing documents; (ii) violate any law or order applicable to such Noteholder Party; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on such Noteholder Party, except, in the case of clause (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of such Noteholder Party to perform its obligations under this Agreement or the transactions contemplated hereby.

(d)    The principal amount of Existing Notes and Existing 4.87% 2020 Notes beneficially owned by such Noteholder Party (or for which such Noteholder Party acts as discretionary investment manager, advisor or sub-advisor with authority to bind a beneficial owner of the Existing Notes), including Existing Notes and Existing 4.87% 2020 Notes held through a custodial account beneficially owned by such Noteholder Party, as of the date hereof, together with participant information at the The Depository Trust Company (“DTC”) with respect to such Existing Notes and Existing 4.87% 2020 Notes, is set forth on Schedule I hereto. Such Noteholder Party beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (or is acting in its capacity as discretionary investment manager, advisor or sub-advisor with authority to bind the beneficial owner of) the Existing Notes and Existing 4.87% 2020 Notes, or beneficially owns the custodial account through which such Existing Notes and Existing 4.87% 2020 Notes are held, free and clear of any liens, charges, claims, encumbrances, participations, security interests and similar restrictions and any other restrictions that could adversely affect the ability of such Noteholder Party to perform its obligations hereunder.

(e)    Such Noteholder Party is either (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) only in the case of the Noteholder Parties listed on Schedule II hereto, a person who is not, and is not acting on behalf of, a “U.S. person” within the meaning of Rule 902 of Regulation S promulgated under the Securities Act.

(f)    Such Noteholder Party will acquire the New Notes for its own account or for the account of another for which it acts as discretionary investment manager, advisor or sub-advisor, for investment and not with a view to the distribution thereof or any interest therein in violation of the Securities Act or applicable state securities laws.

(g)    Such Noteholder Party acknowledges for the benefit of the Mallinckrodt Group (as defined below) (including for the benefit of any person acting on behalf of any member of the Mallinckrodt Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any applicable financial or other advisor to a Mallinckrodt Group member) that it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the acquisition of the New Notes contemplated hereby and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Noteholder Party to evaluate the merits and risks of the acquisition of the New Notes contemplated hereby.

(h)    Such Noteholder Party acknowledges that none of the Issuers, Mallinckrodt Parent, nor the other subsidiaries of Mallinckrodt Parent (all of the foregoing, the “Mallinckrodt Group”) intends to register the New Notes, any offer or sale thereof, the 2023 Exchange or the 2022 Exchange Offer under the Securities Act or the Exchange Act or any state securities laws.

(i)    Such Noteholder Party acknowledges for the benefit of the Mallinckrodt Group (including for the benefit of any person acting on behalf of any member of the Mallinckrodt Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any applicable financial or other advisor to a Mallinckrodt Group member) that (i) the Mallinckrodt Group may be in possession of information about the

Mallinckrodt Group (including material non-public information) that may impact the value of the Existing Notes and/or the New Notes, and may not be included in the information available to such Noteholder Party, (ii) notwithstanding any such informational disparity, such Noteholder Party has independently evaluated the risks and merits regarding the transactions contemplated by this Agreement, including with respect to the 2023 Exchange, the 2022 Exchange Offer and the New Notes, and wishes to enter into this Agreement and consummate the transactions contemplated hereby in accordance with its terms, (iii) no member of the Mallinckrodt Group or any other person acting on behalf of any member of the Mallinckrodt Group, including, without limitation, any financial advisor of any of the foregoing, has made or is making any representation or warranty to such Noteholder Party or any other person, whether express or implied, of any kind or character (including, without limitation, as to accuracy or completeness of any information or as to the creditworthiness of the Issuers or the New Notes or as to the transactions contemplated by this Agreement), and (iv) such Noteholder Party is not relying upon, and has not relied upon, any representation or warranty made by any person regarding the transactions contemplated by this Agreement or otherwise, except, in the case of clauses (iii) and (iv), for the representations and warranties of the Mallinckrodt Parties contained in this Agreement.

(j)    Such Noteholder Party acknowledges for the benefit of the Mallinckrodt Group (including for the benefit of any person acting on behalf of any member of the Mallinckrodt Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any applicable financial or other advisor to a Mallinckrodt Group member) that it has made its own independent assessment, to its satisfaction, concerning any and all legal, regulatory, tax, credit, business and financial considerations with respect to the Mallinckrodt Group, the Existing Notes and the New Notes in connection with its acquisition of the New Notes contemplated hereby.

Section 3.    Representations and Warranties of the Mallinckrodt Parties. Each Mallinckrodt Party hereby represents and warrants, severally and not jointly, to the Noteholder Parties that the following statements are true and correct as of the date hereof:

(a)    Such Mallinckrodt Party has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Mallinckrodt Party and the performance of its obligations hereunder have been duly authorized by all necessary corporate or similar action on the part of such Mallinckrodt Party. No other votes, written consents, actions or proceedings by or on behalf of such Mallinckrodt Party are necessary to authorize this Agreement or the performance of its obligations hereunder.

(b)    This Agreement has been duly and validly executed and delivered by such Mallinckrodt Party. This Agreement constitutes the valid and binding obligation of such Mallinckrodt Party, enforceable against such Mallinckrodt Party in accordance with its terms, except as may be limited by (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery or performance of this Agreement by such Mallinckrodt Party and such Mallinckrodt Party’s compliance with the provisions hereof will not (with or without notice or lapse of time, or both): (i) violate any provision of the organizational or governing documents of such Mallinckrodt Party; (ii) violate any law or order applicable to any member of the Mallinckrodt Group; or (iii) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on any member of the Mallinckrodt Group or on any of their respective properties or assets (including, without limitation, any indentures, credit facilities or agreements under which any member of the Mallinckrodt Group has issued debt securities or has outstanding indebtedness), except, in the case of clause (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of such Mallinckrodt Party to perform its obligations under this Agreement or the transactions contemplated hereby.

(d)    As of the date hereof, the draft Annual Report on Form 10-K of Mallinckrodt Parent for the fiscal year ended December 27, 2019 (the “Annual Report”) provided to counsel to the Noteholder Parties prior to the date hereof did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to any projected information, Mallinckrodt Parent represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(e)    The New Notes to be issued by each Issuer to the Noteholder Parties pursuant to that certain indenture to be entered into in connection with the 2022 Exchange Offer and, if applicable, the 2023 Exchange, which indenture shall be prepared in accordance with Section 7(a) (the “New Indenture”) will, upon issuance thereof, have been duly authorized for issuance and sale pursuant to this Agreement and the New Indenture and, upon issuance thereof, will have been duly executed by such Issuer and, when authenticated in the manner to be provided for in the New Indenture and delivered in exchange for the applicable series of Existing Notes, will constitute valid and binding obligations of such Issuer, enforceable against such Issuer in accordance with their respective terms, except as may be limited by (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally, or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the New Indenture.

(f)    The New Indenture (including the guarantees set forth therein) will reflect, in all material respects, the terms of the applicable New Notes as set forth in this Agreement, the Term Sheet and the Offering Memorandum and the New Indenture and each related agreement to be entered into on the Settlement Date (as will be defined in the Offering Memorandum), will be duly authorized by each Issuer and guarantors party thereto and will constitute a valid and binding agreement of such Issuer and guarantors party thereto, enforceable against such Issuer and guarantors party thereto in accordance with its terms, except as may be limited by (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) the need for filings and registrations necessary to perfect any security granted thereby and (iv) the effect of any requirements of law as they relate to pledges of equity interests in, or assets of, any subsidiaries organized outside of the United States (other than pledges made under the laws of the jurisdiction of formation of the issuer of such equity interests or the holder of such assets).

(g)    The execution, delivery and performance by such Mallinckrodt Party of this Agreement and the consummation of the transactions contemplated hereby, including commencement and consummation of the 2023 Exchange, the 2022 Exchange Offer and the 2022 Consent Solicitations, do not and will not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to (with or without due notice, lapse of time, or both), any governmental authority, other than (i) Current Reports on Form 8-K filed or furnished by Mallinckrodt Parent with respect to the 2023 Exchange, the 2022 Exchange Offer and the 2022 Consent Solicitations, (ii) such as have been made or obtained and are in full force and effect, (iii) filings of Uniform Commercial Code financing statements and other registrations or filings in connection with the perfection of security interests granted pursuant to any collateral documents securing the New Notes or otherwise relating to the transactions contemplated herein, (iv) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdiction and equivalent filings in foreign jurisdictions and (v) such registrations, filings, consents, approvals, notices or other actions that, if not obtained or made, would not reasonably be likely to have a material adverse effect on the ability of such Mallinckrodt Party to perform its obligations under this Agreement or the transactions contemplated hereby.

Section 4.    Covenants.

(a)    Each Issuer covenants and agrees that it will (i) use commercially reasonable efforts to commence the 2022 Exchange Offer and the 2022 Consent Solicitation by March 20, 2020 and conduct the 2022 Exchange Offer and the 2022 Consent Solicitation in accordance with the Term Sheet, (ii) provide PW (as defined below), in its capacity as outside counsel to the Noteholder Parties, a reasonable period of time (and not less than five (5) Business Days in the case of the initial draft) to review and comment on drafts of (x) the Offering Memorandum, prior to the commencement of the 2022 Exchange Offer and the 2022 Consent Solicitation, and (y) the New Indenture, prior to the Settlement Date, and (iii) use commercially reasonable efforts to cause the conditions to the 2022 Exchange Offer and the 2022 Consent Solicitations set forth in the Offering Memorandum to be satisfied as promptly as practicable. The Noteholder Parties acknowledge and agree that nothing in this Agreement shall (x) require any Issuer to amend, modify or waive any of the terms or conditions of, or extend, the 2022 Exchange Offer or the 2022 Consent Solicitation, (y) subject to clause (i) of the preceding sentence and the termination right set forth in Section 8(a)(ii)(E), restrict any amendment, modification or waiver of the 2022 Exchange Offer or the 2022 Consent Solicitation, or (z) restrict the termination of the 2022 Exchange Offer or 2022 Consent Solicitation if any of the conditions thereto have not been satisfied notwithstanding compliance with clause (iii) of the preceding sentence.

(b)    Each Issuer covenants and agrees that (i) the New Notes and guarantees thereof will be issued pursuant to and in compliance with an applicable exemption or exemptions from registration under the Securities Act and (ii) the 2022 Exchange Offer will comply in all material respects with all applicable provisions of Section 14(e) of the Exchange Act and Regulation 14E thereunder.

(c)    Each Noteholder Party covenants and agrees that it will not sell any of the New Notes to be received by such Noteholder Party pursuant to this Agreement unless such sale has been registered under the Securities Act and applicable state securities laws or an exemption from registration is available for such sale.

(d)    If any Noteholder Party instructs the Issuers to register New Notes in the name of a person other than such Noteholder Party, such Noteholder Party will be responsible for the payment of any transfer, documentary, court, stamp or similar taxes (“Transfer Taxes”) imposed with respect to the tender of the Existing 5.750% 2022 Notes. In addition, if Transfer Taxes are imposed for any reason other than the transfer and tender to the Issuers, the amount of those Transfer Taxes, whether imposed on any Noteholder Party or any other person, will be payable by the applicable Noteholder Party or Parties.

(e)    The Issuers shall be entitled to deduct and withhold such amounts as are required to be deducted and withheld under applicable U.S. federal, state, local and foreign tax law (including U.S. federal backup withholding) with respect to the exchange of the Existing Notes for the New Notes. To the extent such amounts are deducted and withheld and paid over to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been made to the person in respect of whom such deduction and withholding was made.

(f)    If, during the term of this Agreement, any Issuer enters into an agreement with a holder of any Existing Notes (other than an agreement with all of the Noteholder Parties) that entitles such holder to exchange its Existing Notes of any series for an aggregate principal amount of New Notes that is greater than the consideration for such series of Existing Notes contemplated by the Term Sheet, or for consideration other than New Notes, the Issuers shall (i) on the date such agreement is entered into, inform the Noteholder Parties’ of their entry into such agreement, the terms thereof and the parties thereto, and (ii) at the election of the Noteholder Parties, in their sole discretion, amend this Agreement to provide the Noteholder Parties with the opportunity to exchange their Existing Notes of such series for the same proportionate mix of consideration (subject to the same proportionate proration and/or cap, if applicable) as agreed with such other holder(s) for the applicable series of Existing Notes.

(g)    Each Noteholder Party, in its capacity as a holder of Existing 4.875% 2020 Notes, irrevocably agrees and consents to the adoption of the amendment (the “Amendment”) to the Existing 4.875% 2020 Notes and the indenture governing the Existing 4.875% 2020 Notes (the “2020 Indenture”) described on Annex I hereto.

(h)    The Mallinckrodt Parties covenant and agree that, on the date hereof and on the Settlement Date, they shall pay (or cause to be paid) all then-outstanding reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Noteholder Parties (“PW”), in each case in accordance with the terms of the letter agreement, dated as of February 12, 2020, between Mallinckrodt Parent and PW.

Section 5.    Agreement to Tender Existing 5.750% 2022 Notes and Deliver Consents; 2023 Exchange.

(a)    Each Noteholder Party agrees (i) to promptly (and, in any event, not later than ten (10) Business Days after the commencement of the 2022 Exchange Offer) validly tender or cause to be validly tendered into the 2022 Exchange Offer, pursuant to and in accordance with the terms of the 2022 Exchange Offer, all of its Existing 5.750% 2022 Notes and to deliver its Consents and (ii) not to withdraw, and not to cause or permit to be withdrawn, any such Existing 5.750% 2022 Notes or such Consents from the 2022 Exchange Offer unless and until (x) the 2022 Exchange Offer expires without the Issuers having accepted for payment Existing 5.750% 2022 Notes tendered into the 2022 Exchange Offer or (y) this Agreement is terminated in accordance with its terms.

(b)    As promptly as practicable after the expiration of the 2022 Exchange Offer, Mallinckrodt Parent shall notify each Noteholder Party of the amount, if any, by which the Exchange Cap exceeds the aggregate principal amount of New Notes to be issued pursuant to the 2022 Exchange Offer (such difference, the “Available New Note Exchange Amount”). At the 2023 Exchange Closing (as defined below), each Noteholder Party shall exchange for New Notes, at the exchange price and upon the other applicable terms set forth in the Term Sheet, all Existing 5.625% 2023 Notes beneficially owned by such Noteholder Party as of immediately prior to the 2023 Exchange Closing (or for which such Noteholder Party acts as discretionary investment manager, advisor or sub-advisor with authority to bind a beneficial owner of Existing 5.625% 2023 Notes), including Existing 5.625% 2023 Notes held through a custodial account beneficially owned by such Noteholder Party as of immediately prior to the 2023 Exchange Closing; provided that the amount of Existing 5.625% 2023 Notes to be exchanged by a Noteholder Party at the 2023 Exchange Closing shall be reduced to the extent necessary such that the aggregate principal amount of New Notes issued to such Noteholder Party at the 2023 Exchange Closing does not exceed (i) the Available New Note Exchange Amount multiplied by (ii) the applicable percentage (with respect to such Noteholder Party, its “Pro Rata Share”) set forth on Schedule I (the maximum aggregate principal amount of New Notes issuable to a Noteholder Party pursuant to this proviso, its “Allocated Portion”, and the Existing 5.625% 2023 Notes exchanged by a Noteholder Party at the 2023 Exchange Closing, its “2023 Exchange Notes”).

(c)    The Parties’ obligations to consummate the closing of the 2023 Exchange (the “2023 Exchange Closing”) shall be subject only to the condition that the Settlement Date shall be occurring on the same date as the 2023 Exchange Closing (the “2023 Exchange Closing Date”). On the 2023 Exchange Closing Date, (i) each Noteholder Party shall deliver (x) its 2023 Exchange Notes to such account or accounts as the Issuers shall specify prior to the 2023 Exchange Closing Date by book-entry transfer through the facilities of DTC or otherwise as agreed by the Issuers and such Noteholder Party and (y) a properly completed and executed IRS Form W-9 or W-8, as applicable, to the Issuers; and (ii) the Issuers shall deliver, or shall cause to be delivered, to each Noteholder Party, against delivery of the New Notes to be exchanged therefor, one or more certificates in global form for the New Notes to be received in exchange for the applicable 2023 Exchange Notes hereunder, registered in the name of DTC or its nominee.

Section 6.    Restrictions on Existing Notes.

(a)    During the term of this Agreement, each Noteholder Party agrees that it will not without the prior written consent of the Issuers, other than pursuant to the terms hereof, directly or indirectly, by operation of law or otherwise, sell, transfer, pledge, deposit, hypothecate, assign or otherwise dispose of (including by gift) or encumber, or enter into any contract, agreement, arrangement or understanding with respect to the sale, transfer, conversion, pledge, deposit, hypothecation, assignment or other disposition or encumbrance of (each, a “Transfer”), any Existing 5.750% 2022 Notes held by such party to any person, except to a person that:

(i)    is a Noteholder Party;

(ii)    as a condition precedent to the effectiveness of any such Transfer, executes and delivers a joinder agreement in the form attached hereto as Exhibit B (a “Joinder”) to counsel to the Issuers and counsel to the Noteholder Parties (as set forth in Section 14(a) hereof) at or prior to the time of such Transfer; or

(iii)    acquires such Existing 5.750% 2022 Notes solely in its capacity as a Qualified Marketmaker (as defined below) for such Existing 5.750% 2022 Notes, in which case such Qualified Marketmaker shall not be required to be or become a Noteholder Party; provided that (x) the Transferring Noteholder Party notifies the Issuers of the name of such Qualified Marketmaker in writing at or prior to the time of such Transfer and (y) on the same date as such Transfer, the Qualified Marketmaker transfers all right, title and interest in such Existing 5.750% 2022 Notes to another person satisfying the criteria set forth in clause (i) or (ii) above. A “Qualified Marketmaker” is a person that (1) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Issuers, or enter with customers into long and short positions in claims against the Issuers, in its capacity as a dealer or market maker in such claims, and (2) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

In the case of each of clauses (i), (ii) and (iii), any such Existing 5.750% 2022 Notes shall remain subject to the terms of this Agreement and such Transferee referred to in clauses (i), (ii) and (iii)(y) shall assume all obligations of the Transferring Noteholder Party in respect thereof. With respect to any Transfers effectuated in accordance with clause (ii) or (iii)(y) above, (A) such Transferee shall be deemed to be Noteholder Party for purposes of this Agreement, and (B) the Issuers shall be deemed to have acknowledged such Transfer.

(b)    Notwithstanding anything to the contrary in this Agreement, (i) no Transferee of any Existing Notes that is not a Noteholder Party as of the execution hereof shall be entitled to participate in the 2023 Exchange and (ii) no Transfers of Existing 5.750% 2022 Notes shall be permitted after the date that is two business days prior to the expiration of the 2022 Exchange Offer.

(c)    This Agreement shall in no way be construed to preclude any Noteholder Party from acquiring additional Existing 5.750% 2022 Notes, Existing 5.625% 2023 Notes, Existing 4.875% 2020 Notes or any other interests in or claims against any member of the Mallinckrodt Group following the execution of this Agreement; provided that any Existing 5.750% 2022 Notes acquired after the execution of this Agreement shall, upon acquisition, be subject to the terms of this Agreement as if they were Existing 5.750% 2022 Notes held by such Noteholder Party on the date hereof.

(d)    Any purported Transfer of Existing 5.750% 2022 Notes in violation of this Section 6 will be null and void ab initio.

(e)    Any Noteholder Party that effects the Transfer of all of its Existing 5.750% 2022 Notes in accordance with this Agreement and does not subsequently acquire any Existing 5.750% 2022 Notes shall cease to be a Party to this Agreement in all respects and shall have no further rights or obligations hereunder, including in respect of the 2023 Exchange; provided that (i) the foregoing shall not relieve or otherwise limit the liability of any Noteholder Party for any breach of this Agreement occurring prior to such Transfer.

Section 7.    Further Assurances.

(a)    Each of the Parties hereby covenants and agrees to negotiate in good faith and, with respect to the Mallinckrodt Group to the extent a party thereto, use its good faith efforts to execute, the definitive documents relating to this Agreement, the 2023 Exchange, and the 2022 Exchange Offer, including the Offering Memorandum and all documentation necessary or desirable to effectuate the transactions contemplated by the Offering Memorandum, on terms consistent with this Agreement and the Term Sheet. The terms of the 2022 Exchange Offer and the 2022 Consent Solicitation as set forth in the Offering Memorandum, and the New Indenture, shall be consistent with the Term Sheet. The Mallinckrodt Parties shall consider in good faith any comments the Noteholder Parties may have to the Offering Memorandum and the New Indenture; provided that the description of notes section of the Offering Memorandum shall be consistent with the Term Sheet and otherwise in form and substance mutually reasonably acceptable to the Mallinckrodt Parties and the Noteholder Parties.

(b)    Each of the Parties hereby further covenants and agrees to use their reasonable best efforts, as expeditiously as possible and during the term of this Agreement, to perform their respective obligations under this Agreement and take such actions as may be reasonably necessary under this Agreement to consummate the 2023 Exchange, the 2022 Exchange Offer and the 2022 Consent Solicitations.

(c)    The Mallinckrodt Parties covenant and agree that they shall promptly take all necessary steps to perfect the collateral securing the New Notes in accordance with the Term Sheet.

Section 8.    Termination.

(a)    This Agreement and the obligations of the Parties hereunder will terminate:

(i)    upon the earliest of (A) the mutual written consent of the Parties; (B) the acquisition of the Existing 5.75% 2022 Notes of the Noteholder Parties pursuant to the 2022 Exchange Offer and consummation of the 2022 Consent Solicitation (and, if applicable, the consummation of the 2023 Exchange Closing); (C) May 1, 2020, upon written notice from a Party hereto to the other Parties; provided that, no Noteholder Party may terminate pursuant to this clause (C) if any Noteholder Party is in material breach of any provision hereunder, and no Mallinckrodt Party may terminate pursuant to this clause (C) if any Mallinckrodt Party is in material breach of any provision hereunder; and (D) the termination of the 2022 Exchange Offer prior to the consummation thereof;

(ii)    as to the Noteholder Parties at the sole discretion of the Noteholder Parties, upon written notice delivered to the Mallinckrodt Parties (or, in the case of clause (C) below, automatically and without notice from the Noteholder Parties), if at any time: (A) any Mallinckrodt Party has materially breached its covenants, agreements, representations or warranties (or, in the case of any representation or warranty that is qualified by “material adverse effect”, breached such representation or warranty) (each, a “Terminating Company Breach”), provided that if such Terminating Company Breach is capable of being cured, that such Terminating Company Breach has not been cured within five (5) business days following written notice of such breach to the Mallinckrodt Parties; (B) a material adverse effect on (1) the general affairs, business, consolidated financial condition or consolidated results of operations of Mallinckrodt Parent and its subsidiaries taken as a whole or (2) the ability of the Mallinckrodt Parties to perform their respective obligations under this Agreement or the transactions contemplated hereby has, in either case, occurred since the date of this Agreement (provided that none of (x) any change in the trading prices of any securities or loans of the Mallinckrodt Group, in and of itself, (y) the execution, delivery or performance of this Agreement or the non-binding agreement in principle between certain members of the Mallinckrodt Group and certain plaintiffs who have asserted opioid-related claims to be announced by Mallinckrodt Parent on or about the date hereof (the “Litigation Settlement”) or the consummation of the transactions contemplated hereby or thereby, the public announcement of any of the foregoing, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or the Litigation Settlement, shall constitute such a material adverse effect); (C) any of Mallinckrodt Parent or another member of the Mallinckrodt Group (or members collectively) has or have commenced any voluntary case seeking relief under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any other similar federal, state or foreign law in any jurisdiction worldwide (a “Bankruptcy Law”), or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against Mallinckrodt Parent or any member of the Mallinckrodt Group in an involuntary case and such order or decree remains unstayed and in effect for 60 days, in each case, other than in connection with the Litigation Settlement; (D) the Settlement Date has not occurred in accordance with the terms hereof on or prior to May 1, 2020; or (E) any Issuer amends, modifies or waives any of the terms or conditions of the 2022 Exchange Offer or the 2022 Consent Solicitation in a manner materially adverse to the Noteholder Parties (it being understood that changes in timing reasonably determined by the Issuers to be required under law or required to be made if the Noteholder Parties do not timely comply with their obligations pursuant to this Agreement, the making of additional informational disclosures regarding any member(s) of the Mallinckrodt Group will, in each of the foregoing cases, not be deemed adverse to the Noteholder Parties); and

(iii)    as to the Noteholder Parties at the sole discretion of the Mallinckrodt Parties, upon written notice delivered to the Noteholder Parties, if (A) any Noteholder Party has materially breached its covenants, agreements, representations or warranties (or, in the case of any representation or warranty that is qualified by “material adverse effect”, breached such representation or warranty) (each, a “Terminating Noteholder Party Breach”), provided that if such Terminating Noteholder Party Breach is capable of being cured, that such Terminating Noteholder Party Breach has not been cured within five (5) business days following written notice of such breach to the Noteholder Parties or (B) the applicable lenders of the New Term Loans fail to fund all or any portion of the New Term Loans in accordance therewith prior to March 20, 2020.

(b)    Notwithstanding anything herein to the contrary, no termination of this Agreement shall relieve or otherwise limit the liability of any Party for any breach of this Agreement occurring prior to such termination. This Section 8(b) and Section 14 shall survive termination of this Agreement.

Section 9.    Effectiveness. This Agreement shall not become effective and binding on a Party unless and until a counterpart signature page to this Agreement has been executed and delivered by such Party.

Section 10.    Waivers and Amendments. This Agreement may be amended, modified, altered or supplemented with respect to any Noteholder Party only by a written instrument executed by the Mallinckrodt Parties and such Noteholder Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver. No delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof; nor will any waiver on the part of any party to this Agreement of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 11.    Holder Waiver. Each Noteholder Party acknowledges and agrees that the exchange of any Existing 5.625% 2023 Notes pursuant to the 2023 Exchange shall effect a waiver of claims with respect to such Existing 5.625% 2023 Notes and the related Indenture to the same extent as such claims will be waived by holders of Existing 5.75% 2022 Notes with respect thereto and the related Indenture by virtue of the tender thereof pursuant to the 2022 Exchange Offer.

Section 12.    Agreements Coupled with an Interest. The agreements contained herein relating to tendering and delivery of consents are coupled with an interest and, except as expressly contemplated herein, may not be revoked during the term of this Agreement.

Section 13.    No Admissions and Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any rights, remedies and interests of the Parties. Without limiting the foregoing sentence in any way, if the 2022 Exchange Offer is not consummated, or if this Agreement is terminated for any reason, each of the Parties fully reserves any and all of its rights, remedies, and interests.

Section 14.    Miscellaneous.

(a)    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in person by courier service or messenger or sent by email or (ii) on the next business day if transmitted by international overnight courier, in each case as follows:

If to any Mallinckrodt Party, addressed to:

Mallinckrodt International Finance S.A.

124, boulevard de la Pétrusse

L - 2330 Luxembourg

R.C.S. Luxembourg: B172865

Attention:          Marie Luporsi

Email:                Marie.Luporsi@mnk.com

Phone:                +352 27 17 72 11

with a copy to (for informational purposes only):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:          Victor Goldfeld and John R. Sobolewski

Email:                VGoldfeld@wlrk.com and JRSobolewski@wlrk.com

Phone:                (212) 403-1005

If to a Noteholder Party, addressed to it at the address set forth on such Noteholder Party’s signature page attached hereto.

with a copy to (for informational purposes only):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:          Andrew N. Rosenberg, Alice Belisle Eaton and Caith Kushner

Email:               ARosenberg@paulweiss.com, AEaton@paulweiss.com and CKushner@paulweiss.com

Phone:               (212) 373-3000

(b)    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(c)    Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees that any legal action, suit, or proceeding with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a court of competent jurisdiction located in the City of New York. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such court or to the convenience of the forum.

(d)    Personal Jurisdiction. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of a court of competent jurisdiction located in the City of New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

(e)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 14(e).

(f)    Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of appropriate jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(g)    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(h)    Assignment. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by any Party by operation of law or otherwise without the prior written consent of the other Parties; provided that any Noteholder Party may Transfer its Existing 5.750% 2022 Notes in the manner set forth in, and to the extent permitted by, Section 6 hereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of the foregoing shall be null and void ab initio.

(i)    No Third-Party Beneficiaries. Unless expressly stated or referred to herein, this Agreement shall be solely for the benefit of the Parties and no other person shall be a third-party beneficiary of this Agreement.

(j)    Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements among the Parties with respect thereto.

(k)    Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

(l)    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(m)    Acknowledgement. This Agreement is not and shall not be deemed to be a solicitation for any 2022 Exchange Offer or any 2022 Consent Solicitation.

(n)    Interpretation. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above set forth.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ John E. Einwalter
Name:	John E. Einwalter
Title:	Director

MALLINCKRODT CB LLC

By:	/s/ John E. Einwalter
Name:	John E. Einwalter
Title:	Vice President & Treasurer

MALLINCKRODT PLC

By:	/s/ John E. Einwalter
Name:	John E. Einwalter
Title:	Vice President & Treasurer

[Signature page to Support and Exchange Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above set forth.

NOTEHOLDER PARTIES

AURELIUS CAPITAL MASTER, LTD.

By:	/s/ Samuel Jed Rubin
Name:	Samuel Jed Rubin
Title:	Authorized Signatory

Address:

c/o Aurelius Capital Management, LP 535 Madison Avenue, 31st Floor New York, New York 10022 USA

[Signature page to Support and Exchange Agreement]

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of certain funds it manages

By:	/s/ Mark E. Brubaker
Name:	Mark E. Brubaker
Title:	Authorized Signatory

Address:	333 South Hope St., 55th floor Los Angeles, CA 90071 Attn: Kristine Nishiyama

[Signature page to Support and Exchange Agreement]

FRANKLIN ADVISERS, INC., as investment manager on behalf of certain funds and accounts

By:	/s/ Ed Perks
Name:	Ed Perks
Title:	C.I.O

Address:

1 Franklin Pkwy, San Mateo, CA 94403

[Signature page to Support and Exchange Agreement]

SCHEDULE II

Non-U.S. Noteholder Parties

[None]

EXHIBIT A

TERM SHEET

MALLINCKRODT PLC

NEW 2L NOTES TERM SHEET

February 25, 2020

TREATMENT OF OUTSTANDING 2022 NOTES AND NEW 2L NOTES

General

Outstanding 2022 Notes to be exchanged for New 2L Notes (as defined below) at par.

If the amount of New 2L Notes issued in exchange for the outstanding 2022 Notes is less than the Exchange Cap (as defined below), outstanding 2023 HY Notes to be exchanged for New 2L Notes at 90% of par such that the aggregate amount of New 2L Notes issued does not exceed the Exchange Cap.

New 2L Notes	New Second Lien Senior Secured Notes, consistent with the terms set forth below (the “New 2L Notes”)

Issuers	Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Amount	Up to $610,304,000 (the “Exchange Cap”)

Accrued and Unpaid Interest	Upon consummation of the exchange, all accrued and unpaid interest on the exchanged outstanding 2022 Notes and, if applicable, exchanged outstanding 2023 HY Notes, to be paid in full in cash

Coupon	10.00%, payable in cash on a semi-annual basis

Maturity	April 15, 2025

Guarantees	Same guarantors as New TLs (as defined in the Amended 1L Credit Agreement Term Sheet (as defined below)), subject to exceptions consistent with the existing 2L notes

Collateral	Second lien security interest on assets subject to liens securing the debt under the Amended 1L Credit Agreement, subject to exceptions consistent with the existing 2L notes

Intercreditor Agreements

New 2L Notes to become a party (as 2L debt) to the existing 1L/2L intercreditor agreement

New 2L Notes to agree to terms of 2L intercreditor agreement with holders of existing 2L notes (which shall be on market terms reasonably acceptable to Issuers)

Put	Puttable to the issuer at 101% of par upon a change of control

Mandatory Prepayments	As in the existing 2L notes.

Call Protection	110 through yr2, 105-yr3, 102.5-yr4, par thereafter; automatic acceleration upon bankruptcy

Affirmative & Negative Covenants

As set forth in the existing 2L notes (except basket usage and builders calculated only from issuance date of New 2L Notes), with the following amendments:

Add covenant that (i) a draft of any confirmation order confirming any chapter 11 plan in any chapter 11 case with respect to some or all of the Unrestricted SGx Subsidiaries (as defined below) shall be delivered to the Backstop Group and the Specified Noteholders (each as defined in the Amended 1L Credit Agreement Term Sheet (as defined below)) in advance of the filing thereof and (ii) the Issuers shall consult with the Backstop Group and the Specified Noteholders (if requested thereby) as to the terms thereof and (iii) the terms thereof shall not prohibit the granting of guarantees or liens by the Unrestricted SGx Subsidiaries to the extent required by Amended 1L Credit Agreement or the New 2L Notes.

Add covenant that, upon emergence from any chapter 11 plan that is implemented through the unrestriction of any Unrestricted SGx Subsidiaries, each Unrestricted SGx Subsidiary shall be designated as a Restricted Subsidiary, become a Guarantor, and grant liens on its assets and enter into deposit account control agreements to secure the New 2L Notes in accordance with the collateral provisions outlined above on or before the date of re-restriction (with customary grace periods for perfection steps consistent with the Amended 1L Credit Agreement) (any breach of such covenant to be an immediate Event of Default).

Add covenant restricting pledge of any fee owned Real Property (as defined in the indenture for the existing 2L notes) and leasehold interests in Real Property, including Principal Properties (as defined in the 4.75% 2023 notes indenture), as security for debt for borrowed money (other than debt incurred to fund the acquisition or improvement of the real property subject to such pledge) unless such Real Property is also pledged to secure the obligations under Amended 1L Credit Agreement and the New 2L Notes.

Debt:

•  Credit Agreement Basket (4.03(b)(i)): Greater of (1) $3.25B and (2) (x) while Qualified Ratings apply (as defined below), 2.50x pro forma 1L Net Leverage or (y) while Qualified Ratings do not apply, 2.25x pro forma 1L Net Leverage

•  General Basket (4.03(b)(xii)): Greater of $325mm and 3.75% of TA

•  Capitalized Lease Basket (4.03(b)(iv)): Greater of $100mm and 1.00% of TA

•  Non-Loan-Party Debt Basket (4.03(b)(xx)): Greater of $225mm and 2.50% of TA

•  Securitization Basket (4.03(b)(xvii)): Greater of $200mm and 2.00% of TA

Liens:[1]

•  First Lien Basket (Clause 6(B)(y)): (x) while Qualified Ratings apply, 2.50x pro forma 1L Net Leverage or (y) while Qualified Ratings do not apply, 2.25x pro forma 1L Net Leverage

•  General Basket (Clause (25)): Greater of $100mm and 1.25% of TA

Restricted Payments:

•  Cumulative Credit: Builder accrues only issue date (i.e., beginning with first fiscal quarter ending after issue date)

•  General Basket (4.04(b)(x)): Greater of $225mm and 2.50% of TA

•  “Excluded Contributions” accrue only from issue date

•  “Restricted Payments” to include prepayments of junior lien or unsecured debt with unlimited basket for payments made on such debt within one year of the maturity thereof.

Investments:

•  General Basket (Clause (10)): Greater of $500mm and 5.00% of TA

•  Similar Business (Clause (9)): Greater of $200mm and 2.25% of TA

•  JV/Unrestricted Sub (Clause (23)): Greater of $225mm and 2.50% of TA

•  Carve-out for unrestriction of SGx entities (“Unrestricted SGx Subsidiaries”)

“Restructuring/Settlement Transactions”, to be defined to capture the transactions contemplated by the Litigation Settlement (as defined in the Exchange Agreement to which this term sheet is attached), and covenants to permit consummation thereof.

Calculation of all leverage ratios and TA calculations for purposes of covenants shall include only the EBITDA, cash or assets, as the case may be, of Subsidiaries (i.e., EBITDA, cash and assets of Unrestricted SGx Subsidiaries excluded from calculations)

[1]	NTD: For the avoidance of doubt, existing 2L notes contain (and New 2L Notes will contain) a second lien basket set at 3.50x 1L/2L Net Leverage.

“Qualified Ratings” means Mallinckrodt’s public corporate family ratings (or equivalent) include at least two of the following ratings: a rating equal to or higher than B2 from Moody’s, a rating equal to or higher than B from S&P or a rating equal to or higher than B from Fitch.

Consent Solicitation	Exchanging holders will consent to the elimination or waiver of substantially all of the restrictive covenants contained in the 2022 Notes and the associated indenture, and the elimination of certain events of default, modification of the covenant regarding mergers and the transfer of assets, and modification and elimination, as applicable, of certain other provisions, including covenants regarding future guarantors and certain provisions relating to defeasance.

Conditions to Exchange Offers and Consent Solicitations

Conditions consistent in all material respects with those set forth in the Offering Memorandum relating to the offers to exchange notes of the Issuers and related consent solicitations and dated November 5, 2019, plus conditions substantially to the effect of the following:

1.    No events have occurred that materially and adversely affect the ability to implement the Litigation Settlement;

2.    The New TLs shall have been funded in full, and the Amended 1L Credit Agreement shall have become effective, in each case in accordance with the Amended 1L Credit Agreement Term Sheet dated February 25, 2020 (the “Amended 1L Credit Agreement Term Sheet”), prior to the settlement date of the exchange offer.

*        *        *         *

EXHIBIT B

FORM OF JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands that certain Support and Exchange Agreement, dated as of February 25, 2020 (as it may be amended in accordance with its terms, the “Agreement”), by and among Mallinckrodt International Finance S.A., Mallinckrodt CB LLC, Mallinckrodt plc and the other parties thereto, and in accordance with Section 6 of the Agreement, (i) agrees to be bound by the terms and conditions of the Agreement and shall be deemed a “Noteholder Party” under the terms of the Agreement pursuant to the terms and conditions thereof; (ii) hereby makes all representations and warranties made therein by all other Noteholder Parties; and (iii) shall be deemed a Noteholder Party under the terms of the Agreement with respect to all Existing 5.750% 2022 Notes (as defined in the Agreement) acquired by it. All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth below in the Transferee’s signature.

ANNEX I

Amendment

The Amendment will reduce the minimum optional redemption notice periods in Section 3.05 of the 2020 Indenture and in Paragraphs 5 and 8 of the Existing 4.875% 2020 Notes from 30 days to three Business Days (as defined in the 2020 Indenture).